                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Better-than-Expected First Quarter Results and Raises Full Year Outlook
•Delivered diluted EPS of $0.28, well above high-end of outlook
•Grew comparable sales 41% year-over-year, surpassing 2019 levels by 11%
•Expanded gross margin rate to 40.0%, exceeding first quarter outlook by 230 basis points and outperforming last year’s first quarter by 730 basis points
•Generated income from operations of 8.4% of net sales, more than double first quarter outlook
•Raised full year outlook, including increasing guidance for EPS to $0.64 to $0.74
Fort Myers, FL - June 7, 2022 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended April 30, 2022 (the “first quarter”). The Company also provided fiscal 2022 second quarter outlook and raised its full year outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “Fiscal 2022 is off to a great start as reflected by a strong first quarter sales beat driven by continued digital and store growth, meaningful gross margin rate expansion and substantially better than anticipated operating income. We continue to leverage our proven business model and execute against our strategic pillars and we are seeing the benefits in our results.
“Customers continued to respond enthusiastically to product innovation and our myriad of product solutions across Chico's®, White House Black Market® and Soma®. Apparel was the standout for the first quarter, as evidenced by 65% year-over-year comparable sales growth at White House Black Market and 52% year-over-year comparable sales growth at Chico’s. Soma posted its highest first quarter sales in the brand’s history with a nearly 38% comparable sales increase over the first quarter of 2019. Across all three brands, we achieved higher average unit retail, better productivity and more full-priced sales than last year’s first quarter.”
“Our results and continued momentum demonstrate that our strategy is working,” concluded Langenstein. “We are a customer-led, product-obsessed, digital-first, operationally-excellent company with three powerful brands and tremendous market share opportunities. After achieving a successful turnaround, our team is now focused on delivering our three-year growth plan, and we are pleased with the great progress underway.”

Business Highlights
The Company’s first quarter highlights include:
•Strong first quarter results: Chico's FAS posted $0.28 net income per diluted share for the first quarter, driven by comparable sales growth of 40.6%, meaningful gross margin expansion and diligent expense control.
•Continued improving sales performance at Chico's: The positive sales trajectory continued at Chico's, evidenced by the strong 52% first quarter increase in comparable sales versus the thirteen weeks ended May 1, 2021 (“last year’s first quarter”). Customers responded enthusiastically to product innovation and solutions offering fit, comfort and wearability, including products like denim, the No IronTM shirt franchise, So Slimming® bottoms and the TravelersTM collection. Compared to the thirteen weeks ended May 4, 2019 (the “first quarter of fiscal 2019”), Chico’s delivered sales gains on leaner inventory, achieved higher sell-through rates on regular price and drove increased average unit retail.
•Continued improving sales performance at White House Black Market (“WHBM”): WHBM continued to deliver exceptional sales gains, posting a 65% comparable sales increase in the first quarter versus last year’s first quarter. Customers responded to versatile dressing in seasonless fabrics, including timeless tailoring, premium denim and inspiring dresses. WHBM continued its diligent inventory discipline with on-hand inventory levels below pre-pandemic levels, driving higher productivity, elevated full-price sales and positive comparable sales versus the first quarter of fiscal 2019.
•Continued market share gains at Soma: Soma posted a first quarter net sales increase of 0.5%, driven largely by the foundations business and partially offset by the slowdown in lounge and cozy categories. The strong foundations business was fueled by the launch of BodifyTM, a Smart BraTM utilizing first-to-market technology. Data from market research firm NPD Group Inc. shows that Soma's growth continues to outpace the market in non-sport bras and panties for the first quarter.
•Enhanced marketing continued to drive traffic and bring new customers to all three brands: Chico's FAS continued to elevate its marketing, focusing resources on digital storytelling and influencers. Strategic marketing is driving more customers to the Company’s brands, with total customer count up nearly 15% over last year’s first quarter and the average age of new customers continuing to trend younger.
•Improved gross margin: The first quarter gross margin rate rose to 40.0%, exceeding first quarter outlook by 230 basis points and outperforming last year’s first quarter by 730 basis points. Higher average unit retail and full-price sales combined with occupancy leverage offset elevated raw material and freight costs.
•Ongoing cost discipline: Selling, general and administrative expenses ("SG&A") declined to 31.6% of net sales, an improvement of 300 basis points over last year’s first quarter, reflecting the impact of sales leverage and the ongoing benefit of cost savings initiatives implemented in prior years.

Overview of Financial Results
For the first quarter, the Company reported net income of $34.9 million, or $0.28 per diluted share, compared to a net loss of $8.9 million, or $(0.08) per diluted share, for last year’s first quarter.

Sales
For the first quarter, net sales were $540.9 million compared to $388.0 million in last year’s first quarter. This 39.4% improvement primarily reflects a comparable sales increase of 40.6%, partially offset by 29 permanent store closures since last year’s first quarter. The 40.6% comparable sales improvement was driven by an increase in transaction count and higher average dollar sale.

	Thirteen Weeks Ended (1)
	April 30, 2022
	Compared to Fiscal 2021	Compared to Fiscal 2019
Chico's	52.0%	0.8%
White House Black Market	64.8	14.0
Soma	(1.4)	37.5
Total Company	40.6	10.6
(1) The Company is not providing comparable sales figures for last year’s first quarter compared to the thirteen weeks ended May 2, 2020 as we do not believe it is a meaningful measure due to the significant impacts of the pandemic during fiscal 2020.

Gross Margin
For the first quarter, gross margin was $216.6 million, or 40.0% of net sales, compared to $126.8 million, or 32.7% of net sales, in last year’s first quarter. The 730-basis point improvement in gross margin rate primarily reflects higher average unit retail and full price sales combined with occupancy leverage that offset elevated raw material and freight costs.

Selling, General and Administrative Expenses
For the first quarter, SG&A expenses were $171.2 million, or 31.6% of net sales, compared to $134.3 million, or 34.6% of net sales, for last year’s first quarter, primarily reflecting sales leverage and the ongoing benefit of cost savings initiatives.

Income Taxes
For the first quarter, the effective tax rate was a provision of 21.4% compared to a benefit of 3.3% for last year’s first quarter. The first quarter effective tax rate of 21.4% primarily reflects a favorable share-based compensation benefit and reduction in future reversing deferred tax liabilities. Last year’s first quarter effective tax rate of 3.3% primarily reflects a change in the valuation allowance and favorable state audit settlements, offset by share-based compensation expense and a provision for state income and foreign withholding taxes.

Cash, Marketable Securities and Debt
At the end of the first quarter, cash and marketable securities totaled $104.1 million compared to $102.4 million at the end of last year’s first quarter. Debt at the end of the first quarter totaled $99.0 million compared to $149.0 million at the end of last year’s first quarter.

Inventories
At the end of the first quarter, inventories totaled $325.6 million compared to $209.7 million at the end of last year’s first quarter. The $115.9 million, or 55.3%, increase from last year’s first quarter primarily reflects elevated on-hand inventories to align with higher consumer demand, an increase in in-transit inventories due to extended in-transit times in the global supply chain, strategic investments in basics and replenishment inventories, and higher average unit costs.

Fiscal 2022 Second Quarter and Raised Full Year Outlook
For the fiscal 2022 second quarter, the Company currently expects:
•Consolidated net sales of $535 million to $550 million;
•Gross margin rate as a percent of net sales of 38.7% to 39.4%;

•SG&A expenses as a percent of net sales of 31.2% to 31.6%;
•Effective income tax rate of 26.0%; and
•Earnings per diluted share of $0.21 to $0.26.
For the fiscal 2022 full year, the Company currently expects:
•Consolidated net sales of $2,130 million to $2,160 million;
•Gross margin rate as a percent of net sales of 38.3% to 38.6%;
•SG&A expenses as a percent of net sales of 32.6% to 32.9%;
•Effective income tax rate of 26.0%;
•Earnings per diluted share of $0.64 to $0.74; and
•Capital and cloud-based expenditures of approximately $65 million to $70 million.

Conference Call Information
The Company is hosting a live conference call on Tuesday, June 7, 2022 beginning at 8:00 a.m. ET to review the operating results for the first quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 3849690, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, White House Black Market and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnectTM, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of April 30, 2022, the Company operated 1,264 stores in the U.S. and sold merchandise through 59 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2022 Second Quarter and Raised Full Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:
The effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, human capital management, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations and shipping costs and timelines; the ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates; increases in labor shortages and our ability to sufficiently staff our retail stores; changes in general economic conditions, including but not limited to, consumer confidence and consumer spending patterns; the impact of inflation on consumer spending; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflict between Russia and Ukraine) or other major events, or the prospect of these events, including their impact on consumer spending; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; increased competition in the markets in which we operate, including our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet, including the closing of underperforming stores and opening of new stores, and our ability to achieve the expected results of any such store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s turnaround strategy, retail fleet optimization plan, sales initiatives, multi-channel strategies and five operating priorities which are: 1) continuing our ongoing digital transformation; 2) further refining product through fit, quality, fabric and innovation in each of our brands; 3) driving increased customer engagement through marketing; 4) maintaining our operating and cost discipline; and 5) further enhancing the productivity of our real estate portfolio; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers and significant adverse economic, labor, political or other shifts (including adverse changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; our ability to successfully update our information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our intellectual property rights and to protect our reputation and brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes and other regulatory proceedings; unanticipated adverse changes in legal, regulatory or tax laws; and our ability to comply with the terms of our Credit Agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2022		May 1, 2021
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$264,466	48.9%	$177,021	45.6%
White House Black Market	169,029	31.2	104,047	26.8
Soma	107,420	19.9	106,893	27.6
Total Net Sales	540,915	100.0	387,961	100.0
Cost of goods sold	324,350	60.0	261,166	67.3
Gross Margin	216,565	40.0	126,795	32.7
Selling, general and administrative expenses	171,158	31.6	134,319	34.6
Income (Loss) from Operations	45,407	8.4	(7,524)	(1.9)
Interest expense, net	(975)	(0.2)	(1,705)	(0.5)
Income (Loss) before Income Taxes	44,432	8.2	(9,229)	(2.4)
Income tax provision (benefit)	9,500	1.7	(300)	(0.1)
Net Income (Loss)	$34,932	6.5%	$(8,929)	(2.3)%
Per Share Data:
Net income (loss) per common share - basic	$0.29		$(0.08)
Net income (loss) per common and common equivalent share – diluted	$0.28		$(0.08)
Weighted average common shares outstanding – basic	118,993		116,689
Weighted average common and common equivalent shares outstanding – diluted	123,311		116,689

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$104,131	$115,105	$83,874
Marketable securities, at fair value	—	—	18,511
Inventories	325,565	323,389	209,668
Prepaid expenses and other current assets	53,024	41,871	39,701
Income taxes receivable	12,737	13,698	57,513
Total Current Assets	495,457	494,063	409,267
Property and Equipment, net	184,240	195,332	223,898
Right of Use Assets	439,896	463,077	554,795
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	5,000
Other assets, net	19,648	23,005	21,038
Total Other Assets	41,008	44,365	42,398
	$1,160,601	$1,196,837	$1,230,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$161,058	$180,828	$128,230
Current lease liabilities	150,476	172,506	184,296
Other current and deferred liabilities	139,148	134,051	116,764
Total Current Liabilities	450,682	487,385	429,290
Noncurrent Liabilities:
Long-term debt	99,000	99,000	149,000
Long-term lease liabilities	355,851	381,081	480,537
Other noncurrent and deferred liabilities	2,290	7,867	13,249
Total Noncurrent Liabilities	457,141	487,948	642,786
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,251	1,225	1,226
Additional paid-in capital	504,977	508,654	500,453
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	240,945	206,020	150,968
Accumulated other comprehensive gain	—	—	30
Total Shareholders’ Equity	252,778	221,504	158,282
	$1,160,601	$1,196,837	$1,230,358

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Cash Flows from Operating Activities:
Net income (loss)	$34,932	$(8,929)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,590	13,432
Non-cash lease expense	44,131	47,737
Loss on disposal and impairment of property and equipment, net	1,968	31
Deferred tax benefit	(430)	10
Share-based compensation expense	3,863	2,815
Changes in assets and liabilities:
Inventories	(2,176)	(5,685)
Prepaid expenses and other assets	(6,449)	(37)
Income tax receivable	961	627
Accounts payable	(19,483)	11,900
Accrued and other liabilities	(1,182)	(4,190)
Lease liability	(67,908)	(62,111)
Net cash used in operating activities	(183)	(4,400)
Cash Flows from Investing Activities:
Purchases of marketable securities	—	(139)
Proceeds from sale of marketable securities	—	140
Purchases of property and equipment	(2,571)	(1,697)
Net cash used in investing activities	(2,571)	(1,696)
Cash Flows from Financing Activities:
Payments of debt issuance costs	(706)	—
Proceeds from issuance of common stock	143	1
Payments of tax withholdings related to share-based awards	(7,657)	(822)
Net cash used in financing activities	(8,220)	(821)
Net decrease in cash and cash equivalents	(10,974)	(6,917)
Cash and Cash Equivalents, Beginning of period	115,105	90,791
Cash and Cash Equivalents, End of period	$104,131	$83,874

Supplemental Detail on Net Income (Loss) Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income (loss) per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income (loss) per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income (loss) per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen weeks ended April 30, 2022 and May 1, 2021, potential common shares were excluded from the computation of diluted income (loss) per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income (loss) per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (loss) (in thousands, except per share amounts):

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Numerator
Net income (loss)	$34,932	$(8,929)
Net income and dividends declared allocated to participating securities	(178)	—
Net income (loss) available to common shareholders	$34,754	$(8,929)

Denominator
Weighted average common shares outstanding – basic	118,993	116,689
Dilutive effect of non-participating securities	4,318	—
Weighted average common and common equivalent shares outstanding – diluted	123,311	116,689

Net income (loss) per common share:
Basic	$0.29	$(0.08)
Diluted	$0.28	$(0.08)

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended April 30, 2022
(Unaudited)

	January 29, 2022	New Stores	Closures	April 30, 2022
Store Count:
Chico’s frontline boutiques	499	—	(1)	498
Chico’s outlets	122	—	—	122
WHBM frontline boutiques	335	—	(1)	334
WHBM outlets	54	—	—	54
Soma frontline boutiques	238	—	—	238
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,266	—	(2)	1,264

	January 29, 2022	New Stores	Closures	Other Changes in SSF	April 30, 2022
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,362,276	—	(3,352)	(1,379)	1,357,545
Chico’s outlets	307,393	—	—	—	307,393
WHBM frontline boutiques	785,722	—	(2,272)	—	783,450
WHBM outlets	112,724	—	—	—	112,724
Soma frontline boutiques	448,773	—	—	(550)	448,223
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,051,217	—	(5,624)	(1,929)	3,043,664
As of April 30, 2022, the Company’s franchise operations consisted of 59 international retail locations in Mexico and 2 domestic airport locations.